Filed Pursuant To Rule 433

Registration No. 333-180974

September 18, 2013

Gold and Its Role in Portfolio Construction

Presented by Robert Alderman

Managing Director — Private Investment | October 2013

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Don’t Sell or Trade Your Hedge

1.No perfect foresight

2.Not rotatable

3.Hedge Asset — Cheaper Today

4.Foundation Asset which offers:

a)Diversification

b)Increased Liquidity

c)Protection against several types of risk

Don’t Sell or Trade Your Hedge

“April” Correction was Brutal and Fast (After a 12 Year Run)

1.Market reaction to a potential US recovery (along with Fed tapering), may be extreme

2.Futures experienced a short squeeze rally

3.ETF short interest continues to be at a high level; net long positions are relatively low (versus 2012)

4.Demand for physical gold is very high

5.Speculators have exited

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Don’t Sell or Trade Your Hedge

Correction was Brutal and Fast (After a 12 Year Run)

Long Term Fundamental Drivers are in Place

1. Demand

a)EMs: Strong demographics, savings rates, cultural affinity, etc.

b)Central Banks remain net buyers

c)Consumption demand is expected to rise significantly over the 3 to 5 years

d)Jewellery demand is recovering

2.Supply

a)Mine supply will likely be cut if prices remain at low levels

b)Recycled gold, (~ 1/3 supply) is likely to contract as less jewellery and coins are sold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Who is The World Gold Council?

Funded by the world’s leading gold mining companies

Create and sustain demand for gold in major international markets

4 Primary Sectors:

-Jewellery

-Investments

-Industry

-Official Sector

Based in the UK, with operations in:

-India

-Japan

-China

-United States

GLD — Sponsor and SSgA Strategic Partner

Members

African Barrick

Agnico-Eagle Mines

Alamos Gold

AngloGold Ashanti

Barrick Gold

Buenaventura

Centerra Gold

Eldorado Gold

Goldcorp

Golden Star Resources

Gold Fields

IAMGOLD

Kinross Gold

Newcrest Mining

New Gold

Newmont Mining

Primero Mining

Yamana Gold

Associates

Franco-Nevada

China Gold Group

The Hutti Gold Mines Company

Mitsubishi Materials Corporation

Royal Gold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Agenda

Market Update Recent Activity in the Gold Market

Gold Fundamentals Strategic Portfolio Asset versus “Hot Dot”

Spotlight Gold’s Relationship with US Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update 2012: Gold Demand Rises to Record High Value

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update Gold has experienced several pullbacks over the past decade

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update What Has Driven the Latest Pullback in the Gold Price?

Macroeconomic Backdrop

Fed’s discussion of the possible reduction of asset purchases has led to a spike in 10 year yields of over 100 bps

Inflation expectations throughout the developed world have fallen during Q2

Weakness in emerging markets, particularly India and China, has led some to question whether the fundamental story is in place

Momentum

Weak sentiment exacerbated the move in the gold price

Momentum and margin related selling was partly responsible for the 10% drop between April 12th and April 15th

As a result, many tactical, non-core investors exited the market

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

From

To

Market Update How Did the Market React?

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update Drivers for a Pendulum Shift?

US Economy: While it has improved somewhat, the trend is far from robust

Interest Rates Higher rates are not automatically negative for gold

Global Economy Remains very fragile

Tactical Investors Many have reduced their exposure to gold (bullish signal)

Supply and Demand Predicted imbalance will lead to shortages in the marketplace

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

.

Agenda

Gold Fundamentals Strategic Portfolio Asset vs.. “Hot Dot”

Market Update Recent Activity in the Gold Market

Spotlight Gold’s Relationship with US Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Diversity of Supply and Demand (2Q12 – 1Q13)

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold’s fundamental supply and demand story remains in Place

1.As current prices are close to the cost of extraction, mine exploration activities are likely to be scaled back

2.Supply coming from recycling is likely to decline due to price drop

3.New supply of gold will unlikely meet physical demand leading to the use of large wholesale bars — straining the supply chain

4.Investors could add the portfolio risk management and capital preservation benefits of gold at a lower price

Gold Fundamentals Supply and Demand

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand

1 Based on end-2012 volume and Q4 2012 average gold price of US$1,721.8/oz

2 Includes “other fabrication” (12%) and “unaccounted for” (2%)

Note: Totals may not sum due to independent rounding.

Source: Thomson Reuters GFMS, US Geological Survey, World Gold Council

Total above ground stocks

= 174,100 tonnes (US$9.6 trillion)1

Official sector 30,100t 17%Jewellery 84,600t 49%

20.8m

20.8m

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Demand Drivers

Asian Markets

-China and India represent more than half of total gold demand

-Cultural affinity to gold coupled with economic development (2020 300 MM new middle class HHs)

Central Banks

-Strong net buyers lead by emerging countries

-Trend is likely to continue

Investment Demand

-Economic uncertainty is conducive for gold investment

1.Low to negative real rates

2.Currency wars

3.Potential future global inflation

4.Heightened risks

Foundation Asset in Portfolio Construction

-Diversification and risk management are key in portfolio construction

-Capital preservation adds a positive layer to gold as a strategic asset

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand: 50% from Asia

North America

9%

Europe & Russia

15%

Others

18%

Indian subcontinent

25%

Greater China 24%

Middle East

9%

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand: Central Banks - Net Buyers of Gold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand: Physical Gold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset The Case for Strategic Allocation to Gold

Portfolio Risk Management

-“True” portfolio diversification

1.Lack of correlation to most other asset classes

2.Tail-risk hedging

-Moderate volatility

-Deep and liquid market

-No credit or counterparty risk

Capital preservation

-Inflation/deflation hedging

-Currency hedging

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset Low Correlation Relative to Most Asset Classes in the Long-Run

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset Gold is Negatively Correlated in Tail Risk Events

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset

Liquidity: High-Quality Liquid Global Asset that Trades 24/7

Average daily volume in US dollars for various assets



Dow Jones (all stocks)
German Bunds
UK Gilts
US Agencies
Euro/yen
Gold
US$/sterling
Japanese government bonds
US$/yen
US Treasuries
US$/euro
0
200
400
600
800
1,000
1,200
US$ billion

Source: German Finance Agency, Japanese MOF, SIFMA, CPM Group, UK DMO, LBMA, World Gold Council

World Gold Council | Gold and its Role in Portfolio Construction | October 2013

23

Gold as a Strategic Portfolio Asset Optimal Allocation: Range Between 2% and 10%

Gold Holdings < 1% of Total Global Assets (Dec 2012)

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset Great Rotation: Gold Remains a Foundation Asset

Research by Mercer, JP Morgan, New Frontier Advisors and World Gold Council has shown that optimal gold allocations are positive regardless of allocation

Higher allocations to equities call for higher strategic gold allocations

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Agenda

Market Update Recent Activity in the Gold Market

Gold Fundamentals Strategic Portfolio Asset vs. “Hot Dot”

Spotlight Gold’s Relationship with US Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Gold’s Relationship with US Real Rates

Higher interest rates: not necessarily adverse for gold

Influence of US real interest rates has receded over time as demand has shifted from west to east

Along with interest rates, multiple factors (e.g. US dollar, credit spreads, Fed balance sheet) have significant influence on gold

Low real rate environment’s have historically produced the highest return . . . . . .However, in a normal real rate environment, returns are in line with gold’s long term average, but volatility and correlation go down

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Influencing Factors Around Gold

7 Gold Price Drivers:

1. Currencies

2. Interest Rates

3. Short-term investment flows

4. Inflation

5. Systemic & tail risks

6. Consumer spending

7. Supply side drivers

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Influence of US Real Rates on Gold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Real Interest Rates Are Not The Most Influential Factor

Gold’s performance cannot be viewed against interest rates in isolation; could lead to false conclusions

The importance of real rates becomes less significant when other macro drivers are considered

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Accessing the Gold Market Options to Suit Needs and Preferences

1.Coins and bars

-Bullion versus Numismatic

2.Gold accounts

3.Mining equities

4.Over-the-counter products

5.ETFs

6.Gold futures and options

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Two Flagship Publications: Gold Demand Trends and Gold Investor

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Accessing the Gold Market World Gold Council research — simple to access

Ease of navigation, several views available

Research app for investors — available on iPad / iPhone

To download or subscribe to our gold investment research studies:

www.gold.org/investment/research

Or click on the link below:

Or scan:

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Disclaimers

This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments.

This presentation does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this presentation. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision.

No part of this presentation may be copied, reproduced, republished, sold, distributed, transmitted, circulated, modified, displayed or otherwise used for any purpose whatsoever, including, without limitation, as a basis for preparing derivative works, without the prior written authorization of the World Gold Council.

While the accuracy of any information communicated herewith has been checked, neither the World Gold Council nor any of its affiliates can guarantee such accuracy. In no event will the World Gold Council or any of its affiliates be liable for any decision made or action taken in reliance on the information in this presentation or for any consequential, special, punitive, incidental, indirect or similar damages arising from, related to or connected with this presentation even if notified of the possibility of such damages.

Expressions of opinion are those of the author and are subject to change without notice.

IBG-9692

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

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